Exhibit 23(d)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 14, 2005, with respect to the financial statements of the TIAA Real Estate Account of Teachers Insurance and Annuity Association of America, included in the Registration Statement (Form S-1) and related Prospectus of the TIAA Real Estate Account dated March 22, 2007.

/s/ Ernst & Young LLP

New York, New York
March 20, 2007